UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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[ ]	Preliminary Proxy Statement

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[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

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AT&T Corp.

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On February 8, 2005, AT&T Corp. made available to its employees through its intranet web site a two-minute video presentation by Edward E. Whiteacre Jr., Chairman and Chief Executive Officer of SBC Communications Inc. The hyper-link to this presentation was advertised in the February 8, 2005 edition of “AT&T TODAY”, AT&T’s daily electronic newsletter.

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The following legend appears when an AT&T employee accesses the video presentation by clicking on the hyper-link:

Additional Information.

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the proxy statement, and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

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The following is the text that appeared in the February 8, 2005 edition of AT&T TODAY, AT&T’s daily electronic newsletter:

VIEW SBC LEADER ED WHITACRE’S MESSAGE TO AT&T EMPLOYEES – SBC Chairman and Chief Executive Officer Ed Whitacre talks about the AT&T/ SBC merger announcement and what it means for both companies in this two-minute videotape message to AT&T employees. To hear his thoughts about the anticipated combination of AT&T and SBC as a premier global provider, go to the Merger Update Web site and click on the link under the “Leader Messages” category.

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The following is the transcript of the two-minute video presentation made by Edward E. Whiteacre Jr., Chairman and Chief Executive Officer of SBC Communications Inc.:

This is Ed Whitacre and I’m very pleased to talk with you about why this combination of our companies is so exciting. This is a historic moment for our industry, our customers and for the people of both companies.

Things are changing, but we are leading the change, not waiting for it to happen to us. AT&T is a great asset because of your networks, your customer base, your technological capabilities, one of the world’s strongest brands and a very talented employee team.

Together we will create the prototype communications company for the 21st century. Now I know that any merger creates uncertainty. It would be naïve to suggest that there will be no change involved as we combine these two great companies. But the promise this transaction holds far surpasses any uncertainty it might create. We’re bringing together two companies with complimentary strengths, products, customer bases and we’re going to create the premier global provider for a new era of communications.

I want to underscore my feelings towards AT&T. I know AT&T well; I worked there for many years. I have a deep appreciation for AT&T’s accomplishments and for what it represents in the history of American business. From that first-hand experience I can tell you that AT&T and SBC have common values focused on service, innovation and reliability. Values that are important to customers. I also understand and value the heritage and strength of the AT&T brand, which is one of the most widely recognized and respected names throughout the world. We’ll be announcing our intentions on branding soon, but I can promise you the AT&T name will certainly be a part of our new company’s future.

I know how much you like to serve customers and win in the marketplace and that’s what really makes this so exciting. We’re already hearing from many customers who couldn’t be more enthusiastic about the value this combination will bring to them. The combined company will be a stronger, more effective, more responsive and more innovative company. Together we will be the company to beat in the communications industry.

We have much to do in the weeks and months ahead and I look forward to working with you to make it happen.

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